Exhibit 99.2

AdCare Health Systems, Inc.

Second Quarter 2013 Earnings

August 14, 2013

Operator:                                                                                                                                       Ladies and gentlemen, thank you for standing by.  And, thank you for participating in today’s conference call to discuss AdCare Health’s Second Quarter and Year-to-Date Financial Results for the period ended June 30th, 2013.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question at that time, please press the star, followed by the one, on your touch-tone phone.  If you would need to withdraw your question, press the star, followed by the two.  And, if you are using speaker equipment, you will need to lift your handset before making your selection.  This conference is being recorded today, August 14th, 2013.

I would now like to turn the conference over to Jeff Stanlis of Hayden IR.  Please go ahead, sir.

Jeff Stanlis:                                                                                                                            Thank you and good day.  We appreciate your patience today.  With us today are Boyd Gentry, AdCare’s Chief Executive Officer; and Ron Fleming, Chief Financial Officer; as well as Dave Rubenstein, Chief Operating Officer.  Following their remarks, we will open up the call for questions.  We’d like to remind everyone that this call will be available for replay through August 21st, 2013, starting later this evening.  A webcast replay will also be available via the link provided in the Company’s press release, as well as available on the Company’s website at www.adcarehealth.com.

I would like to take a moment to read the Company’s Safe Harbor statement that provides important cautions regarding the forward-looking statements.  Any forward-looking statements made today are based on management’s current expectations, assumptions and beliefs about AdCare’s business and the environment in which the Company operates.  These statements are subject to risks and uncertainties that could cause AdCare’s actual results to materially differ from those expressed or implied on this call.  Listeners should not place undue reliance on forward-looking statements, and are encouraged to review AdCare’s SEC filings for a more complete discussion of factors that could impact AdCare’s results.  Except as required by Federal securities laws, AdCare does not take—undertake any public—does not undertake to publicly update or revise any forward-looking statements where changes arise as a result of new information, future events, changing circumstances, or for any other reason.  Statements made during the call that are forward-looking include but are not limited to statements that the Company expects its optimization strategy to continue to drive strong overall adjusted EBITDA from continuing operations; statements regarding the sale of six facilities; statements regarding the Company’s current plans to issue equity instruments; statements regarding the signing and closing of the expected acquisitions; and statements regarding the Company’s expected annualized run rate.

In addition, any AdCare facility or business the Company may mention today is operated by a separate independent operating subsidiary that has its own management, employees and assets.  References to the consolidated Company and its assets and activities, as well as the use of terms like we, us, our and similar verbiage, are not meant to imply that AdCare Health Systems Incorporated has direct operating assets, employees or revenue, or that any of the operations are operated by the same entity.

Also, AdCare supplements its GAAP reporting and non-GAAP metrics such as adjusted EBITDA and EBITDAR.  When reviewed together with AdCare’s GAAP results, these measures can provide a more complete understanding of AdCare’s businesses.  This should not be relied upon to the exclusion of GAAP financial measures.  A reconciliation of these measures to GAAP is available in today’s press release.

Now, I would like to turn the call over to Chief Executive Officer of AdCare, Mr. Boyd Gentry.  Boyd, please go ahead.

Boyd Gentry:                                                                                                                   Thanks, Jeff, and good afternoon.  I know it’s been several months since we conducted a conference call, and I want to begin by apologizing for this delay and the issues that occurred.  I will address the situation today mostly to describe the concrete steps we’ve taken in the past few months to get the Company back in the form our shareholders rightfully expect, and how this will position us for the future.

The last few months have been filled with numerous activities to get our financial restatements completed in an accurate manner.  We are now in a position to communicate our second quarter and year-to-date 2013 results in a timely manner and are able to focus on improving and growing our operations going forward.  We appreciate the patience and understanding of all of our stakeholders and other interested parties, and want to welcome you all to this call.

It became clear that our corporate accounting and finance functions were not where they needed to be.  As you know, over the last three years, we’ve been growing rapidly, acquiring, integrating and optimizing facilities.  While there is no question that this growth strained our internal accounting and external reporting capabilities, we have never faltered or compromised care to our over 4,000 patients and residents.  However, it became clear that we needed to make improvements, and these issues were spotlighted during our transition to KPMG as the Company’s new external auditors.

The challenges we faced, including the restatement, served as the clear indication that we needed to make both changes and improvements to our accounting team and processes.  With that in mind, I want to welcome Ron Fleming, our new CFO, to his first AdCare Health Systems conference call.  Ron joined the Company on May 15th, bringing a wealth of experience to AdCare.  During the last 10 years, Ron served as CFO of a large—for the record, larger than AdCare—oncology physician practice management company, after a short stint at a skilled nursing roll-up that experienced explosive growth, not dissimilar to AdCare.  Prior to that assignment, Ron spent over 10 years at Mariner Health Care and its predecessors in a variety of accounting positions including controller and Chief Accounting Officer.  As many of you on the call know, I was part of the Mariner team with Ron, during which time we grew to a $2.5 billion revenue New York Stock Exchange company.  So, Ron has experience in a senior finance position of a publicly-traded company, as well as extensive M&A experience, and has managed large accounting and finance teams for companies with many facilities located across multiple states.  So his expertise matches all of our needs, and I believe he is the ideal person to lead our finance and accounting team going forward.

Since joining us 90 days ago, Ron and his team, in particular Cheryl Wolf (ph), our new Vice President, Controller and Chief Accounting Officer, have done an extraordinary job to complete our financial restatements in a timely manner.  In this short time, Ron and Cheryl have brought about a complete metamorphosis of our back office operations, and I can say with confidence that the efforts of the newly reconstituted finance group have given us the appropriate team to support our business model.  We now have solid financial controls in place and significantly improved systems, all of which are needed to effectively and efficiently run this organization now and into the future.

Our fundamentals are already showing the progress that we’ve made.  We delivered 20% quarter-over-quarter revenue growth and increased revenues by 26% for the first six months compared to the same period last year.  This growth is inclusive of a cut in Medicare reimbursements that began in April of this year, as well as both the loss of revenue from our divestiture of six assisted living facilities at the end of 2012 and a sublease arrangement in the fourth quarter of 2012 to exit the operations of a skilled nursing facility in Jeffersonville, Georgia.  In addition, the Company executed two sublease arrangements effective as of June 30th of this year to exit the skilled nursing business in Tybee Island, Georgia, that had lackluster financial results.  These operations are also reported as discontinued ops in our second quarter financials.

We’re beginning to make progress on profitability, as evidenced by our EBITDAR trend.  EBITDAR, as you know, is earnings before interest, taxes, depreciation, amortization and rental expense; and we believe this is a key metric in evaluating our progress.  We delivered $4.7 million in EBITDAR in the second quarter, up from 3.9 in the first quarter, and up from 2.5 million for the fourth quarter of 2012.  You can find a reconciliation table for this metric in the press release we issued this afternoon.

Having the right financial team in place with significantly improved systems has allowed us to streamline our collection process and institute cost reduction measures.  Both are related to our new finance team and both will directly impact our operational profitability going forward.  One of the first areas to address was our collections process, which is an area that traditionally represents a key challenge for health care companies.  We focus on improving our admissions process, as collections issues commonly reflect inappropriate admissions.  Our efforts to bolster our admissions policies, improve data collection and paperwork, has already produced significant results.  In fact, our revamped collections process has resulted in a lower provision for bad debts from the first quarter to the second quarter.  In addition, we’ve continued to pursue new fixed price contracts for certain expenses involving some of our supplies, an area of our business that has significant costs and carries with it execution risk.  These fixed price agreements, which we expect to execute in the next few weeks, are anticipated to reduce our operating expense by at least $250,000 annually.

Finally, we continue to streamline our corporate function with an ongoing review of our SG&A cost to eliminate some redundancy at the corporate level.  We’ve finalized finance and reduced our corporate expenses by approximately $700,000 annually, beginning this quarter, with the reductions taking full effect in the fourth quarter.

In aggregate, these initiatives should reduce our go-forward expenses by $1 million dollars on an annual basis.  Coupled with the improvements in collections, this represents more than a $1.5 million swing in our run rate financial performance.

During April, AdCare, along with everyone in the industry including doctors, pharmacies, medical device suppliers and anyone receiving Medicare reimbursement, experienced a mandatory 2% revenue reduction due to the sequestration.  I am happy to report, however, that our optimization processes have resulted in improvements in average Medicare rates, offsetting almost two-thirds of this decrease.  Accordingly, we’ve seen our average Medicare rate reduced by less than $4 a patient day in the quarter.

Some of our progress is overshadowed by the noise in our financials, specifically related to the non-cash derivative charge and the one-time expenses related to our restatement.  We booked a charge of $848,000 associated with the audit committee review during the second quarter.  In addition, we recognized a non-cash charge related to our derivative liability of $1.9 million in the second quarter.  This derivative charge is going away in

October of this year, and I’ll let Ron speak more fully about this non-cash derivative when he provides financial details later in the call.

I think we’ve made progress, and this will become more evident in future quarters.  I’d now like to turn the call over to Ron Fleming to step us through a summary of financial results for the quarter and six months.  Ron?

Ronald Fleming:                                                                                                 Thanks, Boyd, and good afternoon, everyone.  I’m excited to be here to share my knowledge with the AdCare team.  I’m familiar with this industry and I’m pleased to be able to help AdCare assemble a best-in-class financial organization and help the Company create sustainable shareholder value.

I will review our financial results for the second quarter of 2013, and then the six-month results.

In the second quarter of 2013, our revenue increased to 56.4 million, which was up 20.3% from the second quarter of 2012.  The increase in revenue was primarily due to acquisitions completed since April 1, 2012, as part of our ongoing M&A program.

Loss from operations in the second quarter 2013 was 201,000 compared to income from operations of $3 million in the second quarter of 2012.  The year-over-year decrease in income from operations was due to the increased cost of services for acquired facilities, as well as professional services costs and other expenses due to the audit committee’s review and the Company’s financial restatement process.  As a reminder, the expense incurred during the second quarter of 2013 related to the audit committee’s review and the restatement process was approximately $848,000.

Cost of services as a percentage of patient care revenues increased to 84.9% in the second quarter of 2013 from 78.6% in the second quarter 2012.  The increase in cost of services as a percentage of patient care revenue is partially due to the Company not yet completing its cost optimization strategy on certain 2012-acquired facilities.  In addition, in the second quarter of 2012, the Company changed its employee unused vacation policy.  As a result, the vacation time previously accumulated had to be used by the employee by the end of the calendar year 2012 or be forfeited.  Therefore the vacation accrual and expense were adjusted quarterly in the second quarter of 2012.  As a result, we saw an approximate 400,000 benefit in the second quarter last year.  The 400,000 benefit last year and 848,000 charge this year represented an approximate 1.2 million swing between the second quarter last year and the second quarter this year.

We are now focusing on careful management of our general and administrative expenses, and I believe we are making progress in this area.  As a result, general and administrative expenses decreased to 8% of total revenue in the second quarter of 2013, down from 9.2% of total revenue in the second quarter of 2012.

We consider adjusted EBITDAR from continuing operations to be a key metric for management to evaluate performance and manage the Company.  Adjusted EBITDAR from continuing operations is net income lost from continuing operations before interest expense, income tax expense, depreciation and amortization, including amortization of non-cash stock-based compensation; acquisition costs net of gains; loss on extinguishment of debt; derivative loss; salary retirement extenuation cost; other non-reduced adjustments; and rent costs.  A full reconciliation of this metric to GAAP net income loss is available in the press release we published today.

Our adjusted EBITDAR from continuing operations was 4.7 million in the second quarter of 2013.  This is down from the 6.3 million from the second quarter last year, but it’s up approximately 19% on a sequential basis from the 3.9 million for the first quarter of 2013.  Over the last three quarters, we have increased adjusted EBITDAR from continuing operations from 2.5 million to 4.7 million, an increase of 84.9%.

Now, let me turn to our year-to-date financials.  For the six-month period ended June 30th, 2013, revenue increased 26.7% to 112.7 million, from 88.9 million for the same period last year.  The loss from operations for the first half of 2013 was 1.2 million, compared to operating income of 3 million for the same period in 2012.  The year-over-year decrease in income from operations was due to increased expenses from newly acquired facilities and 2 million in expenses related to the audit committee’s review and the Company’s financial restatement process.

Our cost of services as a percentage of patient care revenue increased to 85.2% from 81% in the same period in 2012.  General and administrative expenses were 8.4% of total revenue for the first six months of 2013 compared to 9.3% of total revenue for the same period last year, again reflecting our efforts to improve the efficiency of our organization.  The non-cash derivative gain for the six months ended June 30th, 2013, was 0.2 million, compared to a non-cash gain of 0.8 million in the same period in 2012.  Adjusted EBITDAR from continuing operations for the first six months of 2013 was 8.7 million compared to 9.9 million in the same period last year.

At this point, let me speak to the non-cash derivative that has appeared on the income statement as either a gain or a loss on a quarterly basis in 2010 and impacts the bottom line.  But the GAAP derivative gain or loss is always non-cash.  Second quarter 2013 reflects a 1.9 million derivative loss compared Q2 2012 non-cash derivative gain of $353,000.  The non-cash derivative expense is related to an anti-dilution provision in our subordinated convertible promissory notes that were placed in 2010, referred to as a ratchet provision.  According to the terms of those notes, if AdCare were to issue common equity at prices less than the current conversion price of 3.73 per share, we would then be required to modify the conversion prior to issuance, so that the holders of those notes would not bear the dilution impact of issuing that new common stock.  Assuming that we do not issue the common stock, and currently the Company has no intention of issuing common equity, the derivatives loss will continue to fluctuate over the duration of these notes until they mature on October 26, 2013; and then at that point in time, they would no longer be reflected in our financial statements.

Moving to our balance sheet, cash and cash equivalents at June 30th, 2013, totaled 10.2 million, as compared to 15.9 million on December 31, 2012.  We believe there will be sufficient funds for our current operations.

And finally, the Board of Directors declared a quarterly cash dividend of $0.68 per share on the Company’s 10.875% Series A Cumulative Redeemable Preferred Stock which was paid on July 1, 2013 to holders of record at the close of business on June 20th, 2013.  The Series A Preferred Stock is listed on the NYSE Market LLC, and trades under the symbol ADK.PA.

This completes my summary report on our results.  For a more detailed analysis, including a reconciliation of non-GAAP measurements, please refer to the 10-Q and press release we issued today.  Now I’ll turn the call back to Boyd.

Boyd Gentry:                                                                                                                   Thanks, Ron.

As you know, AdCare has been focused on building our skilled nursing facility presence in key markets through an aggressive M&A strategy.  We acquired and began operating eight additional facilities during 2012 and added three more through the first half of 2013.  We now operate through our subsidiaries a total of 47 facilities across eight states, comprised of 43 skilled nursing centers, three assisted living residences and one independent living senior housing facility, with a total of 4,781 beds and units in service.  Of these 47 facilities, 26 are owned, nine are leased, 11 are managed for third parties, and one is a consolidated variable interest entity.  The facilities are located in Alabama, Arkansas, Georgia, Missouri, North Carolina, Ohio, Oklahoma and South Carolina.

We believe that we’ve reached the point where we can be more selective in our M&A activity, and move forward at a more methodical pace.  Our criteria for an acquisition includes identifying facilities that are not operating at optimized Medicare census or reimbursement rates.

AdCare has been able to increase the average daily census of facilities acquired, representing a direct increase in profitability over time.  Specifically, Medicare census of our acquired facilities has increased from 297 skilled patients at the point of acquisition to 421 at June 30th, 2013.  Our acquisitions had an average facility Medicare rate of $405 per day at the time of acquisition, versus an average Medicare rate of $435 per patient day as of June of this year.  In addition, over the past year, AdCare has been able to increase the average daily census of acquired facilities operated.  This translated into an increase in occupancy, which was 78.4% as of June 30th of this year versus 77.5% at June 30th of last year.  Most facilities experienced a certain amount of churn as patients are admitted and discharged.

This is one of the ways that we create value, by increasing Medicare census, optimizing reimbursement rates and integrating acquisitions into our infrastructure.  We have an exceptional operating team and they have a proven track record of providing the highest quality of health care services to the elderly.  Coupled with our new financial team, we now have the resources and systems to support our current operations and expected growth.

As I said in the press release we issued today, I am proud of the progress that we’ve made, and my confidence in the future of AdCare has never been greater.

I’ll say that while we expect to move more selectively in our acquisitions, we’ve continued to identify and evaluate targets.  We’re in the evaluation stage on several prospects, and assuming we reach agreement with these parties we would hope to announce these prospective deals over the next couple of months.

The resources, systems and controls we have in place over the—we have put in place over the last six months bolster our scalable foundation and we will—which will allow us to grow more effectively as we restart our M&A program.  Additionally, our experienced team and processes will keep us on track as we expand.  In summary, this has been a productive period for AdCare as we reinforce our back office functions to more effectively support our growth in the future.

Now at this time, I would ask our Operator to open the call for your questions.

Operator:                                                                                                                                       Thank you.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, press the star, followed by the two.  And, if you are using speaker equipment you will need to lift the handset before making your selection.  One moment, please, for our first question.

And, our first question comes from the line of Jeffrey Cohen with Ladenburg Thalmann.  Please go ahead.

Jeffrey Cohen:                                                                                                           Oh hey, thanks for taking my call, and welcome, Ron.

Firstly, can you comment on the tender offer from a few months ago?

Boyd Gentry:                                                                                                                   Sure, and thanks for joining, Jeff.  We have no information that’s not out there publicly, so actually no comment on the tender.

Jeffrey Cohen:                                                                                                           Okay.  Could you talk about EBITDA and EBITDAR margins, how you view them now, and where you think they could get over the next nine to 16 months?

Boyd Gentry:                                                                                                                   Better, to start with.  I think as we’ve talked on previous calls, you know, we’d previously given guidance that we thought that we could achieve a 10% EBITDA margin.  That book of business had in it, you know, our assisted living facilities, which do have a higher margin and tend to pull that up.  So with the—now that we’ve divested that business, you know, it will be obviously more difficult to achieve a 10% margin.  We’re working diligently, we’ve got a number of things in the works, so clearly we see that margin increasing.  You know, I want to go a quarter or two before we stick the stake in the ground as to where we think it really will mature out.  So, I’m not ready to say that we can get to that 10% without the assisted living at this point in time, but clearly we see that margin increasing.

And, I’ve got David with us today, I don’t know that David—I don’t think David’s actually participated in our calls in the past.  Any thoughts on EBITDAR margin?  You want to give a couple of programs we’re pushing out there right now?

David Rubenstein:                                                                                         Yes—well, and I guess I’ll start with— This is the period in the year where usually our census does take off, and saw some pretty significant increases last year.  The acquisitions that we made towards the end of last year, beginning of this year, in South Carolina, Oklahoma and Georgia, those facilities have been doing extremely well for us and have really come on—right out of the gate, come on really strong.  And so, we’re anticipating that as they mature we’re going to see even better things out of them.

As Boyd mentioned on the call, we are looking at implementing some capitated rate programs for a lot of our key expense areas, and what we’re doing—we have had success doing that in the past, and what we’re attempting to do with some of those key areas is locking in a good price per patient day with built-in savings, in exchange for guaranteed business with vendors and contracted business with vendors, and it takes—basically takes all the execution risk out of the day-to-day operations for those line items, and so those expense savings can pretty much be counted for every month.  So, we’re in the process of implementing and analyzing in a lot of our key expense areas there.

The other big thing that we’re doing right now is assessing a lot of our key relationships with some of our referral sources.  And, as hospitals begin to start picking partners, we’ve positioned ourselves in some of our key markets with those hospitals, and we’re anticipating over the next few months to develop some good relationships there to take advantage of some of the ACO-type situations that are arising in some of the more preferred provider agreements with hospitals to have a better impact on our referral sources.

Boyd Gentry:                                                                                                                   Jeff, let me just translate something there, because I think it’s inherent in our—in both David and my comments, but, you know, the—we’ve done, I think, a pretty good job on the cost side.  We’ve got a couple of things in the works, as David mentioned.  But, the key to achieving, you know, our objectives on the margin front is really pushing mix.  So, it’s the census side of the equation that David mentioned, and more specifically it’s managed care and Medicare, and hence his comment that, as we look at last year, you know, as doctors and physicians that drive that census kind of stop their summer vacation schedule and the kids get back in school, actually the number of surgeries go up, and we typically see a pop in skilled census.  That will be—that will assist us in driving our margin more than our continued cost side of the equation.

Sorry for the long-winded answer, but hopefully it helps a bit.

Jeffrey Cohen:                                                                                                           Yes, thank you very much.  Just a few more quick ones.  As far as the Medicare reimbursement rates, you’re at about $439.  Is that pretty much top dollar?  Or, do you think there’s another 10 or 20 or $30 in there over the next year?

David Rubenstein:                                                                                         This is David again.  I believe that we still haven’t fully optimized where we think we should be, and a lot of it has to do with—our rates are driven not only by the types of residents we take but how accurate our documentation is.  And what— Some of the improvements that we’ve seen this year were the result of better documentation and better processes that we rolled out with our certified nursing assistants who complete a lot of the forms that translate into reimbursement.  We are in the process of rolling out an automated system that’s part of the electronic medical record, to capture the activities of daily living that these CNAs are performing, really at the point of service.  And, by doing that, what we have seen is the CNA captures that as soon as they do it, they don’t have to remember to write it down on the chart afterward.  We put touch screen kiosks all throughout a facility; they hit a couple buttons on a screen and it translates directly into the MDS, which is the document that calculates the rates we get reimbursed on.  We have seen increased rates through more accurate documentation like that, by the implementation of these types of systems in the past.  We’re in the process right now of rolling that out in a building, and testing it right now in a building here in Atlanta, and as soon as we’re done with that testing, we will be then rolling it out to all of our facilities.  So, I believe through better documentation, with our electronic systems, we will see rates increase as we get better at it.

Jeffrey Cohen:                                                                                                           Okay, got it.  And, just one more if I may.  Do you expect any audit investigation expense in the third quarter?  And if so, approximately how much?

Ronald Fleming:                                                                                                 This is Ron.  Yes we do expect additional expenses in the third quarter, perhaps as much as $400,000; and then we should be done with that line item.

Jeffrey Cohen:                                                                                                           Okay.  Thanks a lot, guys, I appreciate it.

Boyd Gentry:                                                                                                                   Thanks, Jeff.

Operator:                                                                                                                                       Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, on your touch-tone phone.  As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

And, our next question comes from the line of Michael Fox with Park City Capital.  Please go ahead.

Boyd Gentry:                                                                                                                   Hey, Mike.

Operator:                                                                                                                                       And, Mr. Fox, your line is open.

Michael Fox:                                                                                                                     Hi, good morning, or good afternoon, guys.  Sorry about that, I was on mute.

I just had one quick question.  When you look at the portfolio of homes that you own or lease, can you talk about the profitability levels on the homes that you own, versus the profitability on the homes that you lease?  Thanks.

Boyd Gentry:                                                                                                                   And thanks for the question.  I’m not sure that—I mean we don’t manage the business any differently between the two.  So we’ve not—I don’t know that I’ve got that at my fingertips.

Michael Fox:                                                                                                                     No, I understand you don’t, and I’m just curious.

Boyd Gentry:                                                                                                                   You know, let me— I don’t have the data at my fingertips to kind of look at the two, but let me give you one thought because it’s—you know, I think it ties into our release.  We have now subleased three facilities that we—that were previously part of our lease portfolio, and we, you know, we announced—the one that we’ve just announced, the Tybee Island facilities, while it is technically two nursing facilities, they sit literally right next to each other, they share services and effectively are one facility, they just happen to have two different licenses.  On those—you know, so those three facilities, the one we did in the fourth quarter and these two, these—you know, I would put these in the category of—and I know, Mike, we’ve talked about this with you in the past, that when we acquire more than one building or one or two buildings at a time, the portfolios typically have weaker components in them, and I guess these three were the weak sisters, if you will, of a portfolio that we kind of internally referred to as Triad or Foster, that literally we’ve operated for a couple of years.  So, it’s typically harder to—you know, you—we’re still on the lease for these, and there’s local operators that will try to make a better go of it than we will.  So I would think, once we’ve parsed those from our portfolio, there’s nothing else in the leased portfolio we had out there that we don’t believe can hit our standards.  So the ongoing, you know, handful of leased buildings that we’ve got left, you know, we don’t view differently or operate differently than our regular ones.  I’m not sure if that was responsive, but it gives you a little feel.

Michael Fox:                                                                                                                     Yes.  Well, yes, it wasn’t really a response, I’m just curious, I’m not saying you manage them any differently, I was just curious how it works out.  But, so on those subleases, are you just effectively—do you still own the homes, and you’re just leasing them to a third party to operate essentially?

Boyd Gentry:                                                                                                                   We’ve transitioned, we’ve actually challed (ph) the license to a subtenant that operates the facilities.  And they pay us the same rent that we pay the landlord.

One thing I’ll mention on leases, and our leases include this, is: virtually—you know, I don’t know, every lease I’ve seen in the industry has, you know, they have some typical annual increase.  And so, our leases, by and large, increase 2% a year.  You know, and that’s a—that would be what I would suggest to you is a—the lower end of what you see out there, you know, it’s not uncommon for the REIT leases to have, you know, 2.5 or even 3% annual increases in them.  And, while that doesn’t sound like much, over a 10-year period or 15-year period, it ends up being a substantial increase in rent.  So the only real difference, from a financial impact standpoint, is: if you own it, you know, you’re subject to interest rate fluctuations if you have a floating rate interest rate, but you typically don’t have an increased cost of operation in the form of annual rental increases.

Michael Fox:                                                                                                                     Right, I guess that’s why the Refits can afford to pay so much, at least what we’ve seen.

Boyd Gentry:                                                                                                                   I think—that, I think you’re probably right.

Michael Fox:                                                                                                                     And then one last question.  When you look at, you know, the performance of the last couple years, and what you guys have had strength at, and what you guys have had weakness at, would you say that you’ve been better at identifying good homes to buy and making good acquisitions and paying good prices, or actually operating the facilities?

Boyd Gentry:                                                                                                                   I’d like to think that we’ve done a pretty good job of both.  I would tell you that the upside for us in the future, you know, is really tied to revenue growth, and that’s what’s going to create, you know, a disproportionate amount of value outside of an acquisition program.  So, the cost side of the business, I think we’ve done a—frankly a really good job at.  On the growth—on the revenue side of the business, if you look at the absolute numbers, they look good, right?  I mean, there are significant increases in skilled mix, but we can do better and we need to do better.  And that’s the—you know, we’ve talked about it in the past.  I mean, we’re buying facilities that have a, you know, 10, 12% skilled mix, and if you look at top in class in our industry, those companies that have very mature portfolios are running low 20’s.  And, that’s the value creation, is that increase in census.  So, if I grade us on the acquisition front, I would—I’d tell you I think the pricing has probably been right, you know, or not far off; if you look at our average price per acquired bed, I think folks probably would give us good credit for it.  But we, you know, we’re paying prices for facilities that aren’t yet running at their potential.

I will absolutely admit, and I think I’ve probably done this with you in the past, Mike, you know, we picked up a couple of buildings last year that were operational challenges, and the good news is that we’ve now kind of gotten those largely in order, but, you know, our performance through the last half of last year and early this year clearly impacted, by a couple of buildings that I would suggest to you we bought last year, that had we—you know, frankly we probably couldn’t have bought some of the good buildings we bought without buying the poor performing ones, but they’ve been a challenge, but I feel much better about where we are today than I did even three months ago or four months ago.

Michael Fox:                                                                                                                     Right.  Okay.  I know I said that was my last one but I keeping thinking of new stuff to ask you.  Can you give us an update on West Markham?

Boyd Gentry:                                                                                                                   Sure.  In fact I’ll—David, do you want to give it, or—

David Rubenstein:                                                                                         I’m happy to.

Boyd Gentry:                                                                                                                   You go ahead.

David Rubenstein:                                                                                         Okay.  West Markham has been making a lot of progress over the second quarter.  The census has, from first quarter to second quarter, has increased by almost 50%.  And we were running close to 80 ADC (ph) there.  Most of that is Medicare.  The Medicare rate also has increased pretty dramatically.  You know, in the first quarter, we were running in the low 400s, in the second quarter we got up to mid 400s to high 400s.  And overall, the building EBITDA in the second quarter was positive EBITDA for making, give or take, around 100k EBITDA.  The facility is—the issue that we’re having now with that building, because we…

Boyd Gentry:                                                                                                                   Mike, that’s 100k a month.  We’ve actually gone over 100,000 hours in that building on a monthly basis, it’s varied a bit, late summer with the Medicare drop-off it’s going to fall below that.  But—

David Rubenstein:                                                                                         Yes.  I mean—And so, the big problem that we have with that building is, that we’re focusing on now, is the churn of the residents, where almost every resident in that building is Medicare, they’re all short term, but keeping that high census is what we’ve been focusing on, and, you know, we could have 20 discharges in a day and we could have 25 admissions the next day.  What we recently have done is engaged an expert in setting up these preferred provider ACO-type arrangements with hospitals to come in and specifically focus on West Markham and the relationships with the hospitals in that Little Rock area, and we feel like—that his involvement with the building can get that census, that skilled census where we really expect it to be, which is in the triple digits.  And so, he has begun work with that facility, and will begin working in that market with the referral sources over the next few weeks.

Michael Fox:                                                                                                                     Okay.  Thanks.

Boyd Gentry:                                                                                                                   Thanks, Mike.

Operator:                                                                                                                                       Thank you.  Our next question comes from the line of Mike Petusky with Noble Financial.  Please go ahead.

Michael Petusky:                                                                                               Hey guys.  Mike, could you explain, kind of, what’s occurred in the last 30 days, relative to the restated numbers you put out 30 days ago, relative to the numbers that you guys are presenting today on the past, you know, four-five-six quarters?

Boyd Gentry:                                                                                                                   Help me draw down just a little bit more.

Michael Petusky:                                                                                               Well, the numbers—

Boyd Gentry:                                                                                                                   I think, or I’ll tell you what I ...

Michael Petusky:                                                                                               The numbers are different.

Boyd Gentry:                                                                                                                   … what I believe is probably dis-ops.  Do you want to address it?

Ronald Fleming:                                                                                                 Yes, I don’t know your specific question, Mike, but (cross talking)

Michael Petusky:                                                                                               All the quarters that were restated a month ago are now being presented differently.

Ronald Fleming:                                                                                                 Right.  And, the biggest change is going to be the discontinued operations, primarily those two locations that Boyd referred to on Tybee Island?

Michael Petusky:                                                                                               Okay.

Ronald Fleming:                                                                                                 Those are now reflected as discontinued operations in the documents we filed today; they were not in the restated documents.

Boyd Gentry:                                                                                                                   Is this the only change, historically, this pushback is dis ops?

Ronald Fleming:                                                                                                 Yes.  That’s the only thing that would have changed those restated 10-QA.

Michael Petusky:                                                                                               Okay, that’s it.  Okay.  Fine.  And then, the margins going forward, Boyd, you didn’t put a number on it, obviously, but you said “better.”  I mean, is your expectation that third quarter improves upon second quarter, and that, you know, fourth quarter is an improvement from there, or—I know fourth quarter obviously has some seasonality.  I mean, can you just talk about, you know, how, you know, just generally speaking, I mean, better can mean a lot of things, but I mean, you know, how much material progress are you hoping for in the near term, and the longer term, I guess.

Boyd Gentry:                                                                                                                   We haven’t, you know, we haven’t closed, we’re in the process of closing July right now, so we’ve seen the top line, we really haven’t seen the bottom line.  I’d like to get, you know— Certainly our internal forecast is improvement in third quarter, and even, you know, if not flat in the fourth, maybe even a little bit of improvement in the fourth.  But, I’d rather, you know, before we stick the stick in the ground, I’ve gotten—appropriately, I have gotten criticism in the past of maybe getting out a little bit ahead of my skis, but I’d like to put a little of this in the rear view mirror before we actually stick a number on it, but our internal forecast is for actual improvement in each of the next two quarters.  And, as I’ve said in the past, I mean, the only thing that’s different about our Company versus—I appreciate it’s an ever-shrinking set of public comps out there that you can look at, but really the only things that are different are, you know, we built some infrastructure to continue to grow this Company, so our overhead costs are, you know, a little disproportionate to our competitors, but at the, you know, at the building level, there’s not a reason that we can’t achieve, you know, similar results as, you know, certain of our competitors out there.  So I think, you know, I believe that we’ll continue to improve the bottom line margin, and we expect to do so in both third and fourth quarter.

Michael Petusky:                                                                                               Okay.  And then, on the M&A comment, you said more selective, then you said you’re evaluating several.  I mean, what would be kind of a reasonable way to think about how active you guys are going to be in the back half, and then into ‘14?  I mean, is, you know, kind of three to five deals, that type of activity on an annual basis, is that an appropriate way to think about it?  Is that too conservative?  I mean, I understand you can’t necessarily put a hard number on it, but can you just give a general sense of how maybe things change under a more selective model versus, you know, what it’s been here in the last couple-two-three years?

Boyd Gentry:                                                                                                                   I would suggest to you selective means we’re, you know, we’re going to look a little harder at some of the things that came down the pike.  So, I’m not so sure that it means less; I hope it means better; and, you know, that might mean that the price per bed that we pay is more because they’re further along the curve.  You know, we did— I will tell you, by the way, that, you know, the three facilities that we took on right at the beginning of the year, two South Carolina, one in Oklahoma, all three of those have actually performed—as a group they have exceeded our expectations, and I’ll tell you that’s a welcome surprise and gives us some comfort.  The South Carolina buildings especially have come along very nicely.  We did really close down the program, you know, beginning in late January, and so we are kind of spooling it back up.  And, I did mention, you know, we’ve got a couple that are under consideration, but we’re somewhat early in that process.  So, I would hope that we can spool something up and close something before year end, and that’s—I would tell you that’s really based on kind of turning the program back up, you know, even after we announce a deal, we’ve—it’s typically taken 90 to 120 days to close.  So, if I take that, you know, we—it’s difficult to predict that we’re going to have, you know, we’re going to have anything before—potentially right at year end, just given the traditional closing.  And, we’ve done things in as short as 45 or 60 days, but it really depends.

If I look forward to next year, I mean, last year we did eight facilities in kind of five deals.  I don’t—I think—not I think; I know that our team has the capacity to do at least that.  But, you know, we’re going to do them more from a quality perspective.  So, I’m not worried, especially if we can spread those out through our existing infrastructure, where, you know, could we do eight facilities in one marketplace?  I mean we could, but that would put a big operating strain on that particular region.  So, I don’t want to necessarily send you a signal that, especially as we get into ‘14, that we can’t grow at the same top line pace that we did in ‘12.  I think we can, but we’re not going to compromise profitability, potentially the way that we did with a couple of the facilities we took on last year.  Does that kind of make sense, or give you a perspective?

Michael Petusky:                                                                                               Yes.  What about additional or potential divestures?  I mean, are some of your buildings, I mean, some of your lower performing buildings, I mean, would it be fair to say that those may go, you know, the way of Tybee or, you know, in some—you know, a straight sale or whatever.

Boyd Gentry:                                                                                                                   I think one of the things that our industry has not done a good job of is portfolio management.  And, I think that—and—let me tell you what I think the root of it is.  If you really, at the operations side, I don’t want to suggest that David’s like this, but, you know, a lot of our folks that operate facilities, they’re caregivers; they’re about fixing things that are broken, i.e. patients, right?  And so, they are loath to say, hey, we can’t do that, or that facility doesn’t make sense.  And, I’d like to be a little more proactive and forward-thinking on that.  I will tell you, of the rest of the portfolio, we don’t have anything internally which we have identified as an exit.  There are a couple of facilities that we are expecting and we will hold our teams and ourselves accountable to making financial progress with those facilities over the next, you know, three to six months, and if we don’t, you know, I have no qualms of putting something on the divestiture list and move it off, and because of where we purchase most of these buildings, I also don’t think that we would have losses.  I would tell you that on the dis ops, you know, these two facilities that we just moved off, I was frankly surprised at what was on our books for those, and I think the finance and accounting team that’s in existence today is not going to let—you know, I think there’s probably some significant, I don’t know, goodwill that was associated with that lease—those leaseholds, that I was kind of aghast at, given the, you know, performance of those buildings.

So, nothing on the list.  We will keep an eye out, from just an operational perspective in portfolio management; and if we do put something on the list, I don’t have any reason to believe that it would bring with it necessarily, you know, significant GAAP losses to divest.

Michael Petusky:                                                                                               Okay.  And then just last question, if you already spoke of this, I just missed it.  Did you give a same store revenue result?  I assume it was probably slightly negative, but can you speak to that if you have that figure?

Boyd Gentry:                                                                                                                   Ron, I don’t think we have that.

Ronald Fleming:                                                                                                 I don’t have it with me, Mike.

Michael Petusky:                                                                                               Well is it fair to say it was negative?

Boyd Gentry:                                                                                                                   I’m not sure, honestly, that we know.  And we’re—What the new team is actually in the process of doing is, you know— Previously the way that we defined “same store” was unbelievably convoluted, and, you know, actually both Cheryl and Ron have had conversations with me that have helped, you know, kind of look at how are we going to truly define “same store” because, you know, theoretically the year that’s in the past would have to be there for 12 months.

You have any other thoughts, or is there maybe some disclosure that we can point him to?

Ronald Fleming:                                                                                                 There’s disclosure in our 10-Q, Mike.  We do have a—it was a reduction, period over period, both the three-month and the six-month on the same facilities.

Michael Petusky:                                                                                               Okay, is the Q out now?

Boyd Gentry:                                                                                                                   What schedule is that?

Ronald Fleming:                                                                                                 It’s in process.

Boyd Gentry:                                                                                                                   Have that—has it cleared?

And I apologize, too, it’s the reason we delayed the call, it sounds like everything is just— The 8K has cleared but our Q has not showed up yet even, you know, we filed it at like 4:01 and we haven’t seen it come across.  We’re stuck in quarter-end traffic, I guess.

Ronald Fleming:                                                                                                 This is in the MD&A section, Mike, Page 35 of the document.

Michael Petusky:                                                                                               Okay.  All right.  In other words the reason you’re not giving that is because it hasn’t hit, is that it?

Boyd Gentry:                                                                                                                   No, I don’t mind if— You can give it to him, if it’s in the numbers.

Ronald Fleming:                                                                                                 Yes.  Specific numbers?  (Inaudible).

Looks like for three months it was lower by approximately, I think it was 1.7 ...

Michael Petusky:                                                                                               Is that 1.7%?

Ronald Fleming:                                                                                                 That’s $1.7 million.

Michael Petusky:                                                                                               Oh.  $1.7 million?  Okay.

Okay, thanks.

Ronald Fleming:                                                                                                 Okay.

Boyd Gentry:                                                                                                                   Hey, thanks.

Operator:                                                                                                                                       Thank you.  Our next question comes from the line of Jeff Jonas with GAMCO Investors.  Please go ahead.

Jeff Jonas:                                                                                                                                 Hi, guys.  I was hoping you could comment first on the 2014 Medicare reimbursement rates, and maybe add in what kind of increases you might be getting from commercial insurance and Medicaid as well.

Boyd Gentry:                                                                                                                   Do you want to take it, David, do you want me to try to, you know—

There’s no—there is a, you know, there is an annual rate increase that we expect in the fall of every year.  Has that been posted yet?  It’s 1.3%, but that’ll kick in on October first, so that’s the annual increase in the kind of Medicare basket that’s out there.  You know, I’m not aware of anything outside of that on Medicare, I mean obviously there’s continued focus always in the Federal programs.  As David—David talked about—David already, you know, talked earlier in the call about our internal programs which we believe will continue to help us increase our rates pretty much, you know, across the spectrum, and we always, on the Medicaid front, we have both increases and decreases, you know, associated with those—with our reimbursement at the facility level.  I’ll tell you, there is nothing that we have on the radar screen that, you know—I don’t know; that—at least I’m not sleeping about, David, are you—

David Rubenstein:                                                                                         We had—and, you know, Georgia is one of our biggest states; we have not heard what Georgia’s going to be doing next year yet, but we did have a—they did roll the base year last year, so—and that was the first time, I think, in at least 10 years, I think, from the last time they rolled the base year.  Georgia’s an acuity-based system, so it’s pretty similar to Medicare: the more—the higher the acuity of the residents, your rates will adjust up or down.

We haven’t really heard about any statutory changes in rates that would be—that would affect us negatively.  Some of our States are cost-based, so as we become more adept at controlling our cost, our Medicare rates will go down appropriately as we spend less, so we will see some of that.  On the Medicare side, we are—as I said before, we’re really focusing on making sure our documentation is as accurate as possible.

It’s a problem that we had last year, was, as we entered new markets we—on the rehab side, we partnered with some vendors who were new to those markets and they were having trouble staffing therapists in our buildings, and that affected their ability to provide therapy services in some of our key markets.  What we did at the end of last year was we brought in a vendor in some of those markets that had an established base of therapists, and we have seen some real improvements in the therapy portions of the rates, because they have more therapists and they’re able to provide therapy to the residents who need it when they need it.  And so, we have seen some of that and we anticipate seeing more of that as that gets more streamlined.

Jeff Jonas:                                                                                                                                 Okay.  Thanks a lot.  And I guess, the other question, the opportunity here has been to refinance some of the mortgage and other debt.  And I just wonder if you could give an update on where we are at that, and maybe a little bit more specific about how we handle the 30 million or so of debt that’s coming due in the next few quarters.

Boyd Gentry:                                                                                                                   Jeff, thanks for that question.  It’s Boyd.  We’ve just filed our first HUD loan for refinance and it’s in queue for a HUD mortgage, we’ve got four more behind that, that we expect will get into the queue before year end.  And frankly we’re—we were on, you know, we were kind of on a standstill status as we were getting the, you know, the queues restated so now that we’re back in line from, you know, a reporting perspective, we’re hoping to turn up that process.  So, on the mortgage finance side, you know, we’re now officially in line and have started the process.  It’ll be, obviously the—it’s—it’ll be a long process to go through our portfolio, but we’re, you know, we’re started on it.

On the refinancing side, you know, the debt that is out there right now, which is, I guess, most prominent is a convert which, you know, our expectations are that’s going to convert at the end of October, so we anticipate that those holders will take stock, but, you know, we’re preparing to stand by with cash if we need to, to refinance that.  That’s the most significant piece that’s in the, you know, the near future.  There’s some smaller pieces that come due in ‘14.

Jeff Jonas:                                                                                                                                 Okay, thanks a lot, guys.

Boyd Gentry:                                                                                                                   You bet.

Operator:                                                                                                                                       Thank you.  Our next question comes from the line of David Furstenberg (ph), private investor.  Please go ahead.

David Furstenberg:                                                                                  Good afternoon, gentlemen.

Boyd Gentry:                                                                                                                   Hey, David.

David Furstenberg:                                                                                  I’ve been a shareholder for a long time, have a fairly significant position.  I’ve seen the proposals of a couple of AdCare’s largest institutional shareholders, and for the most part I agree with their models.  Given the fact that there’s a lot of companies in the skilled nursing care sector that are very profitable, and AdCare’s been producing losses quarter after quarter; why, as shareholders, should we be content to continue down the same course, as opposed to following some of the suggestions of the large shareholders and breaking up the Company, selling assets off, sale leaseback transactions, which could create, you know, significant value to shareholders, perhaps in the double digit area?

Boyd Gentry:                                                                                                                   David, we’ve been—with the, you know, kind of restatements that we’ve been in, we’ve really been in a standstill mode for the first two quarters.  You know, the—some of the transactions that have been floated out there are items that, you know, the Board, obviously it has in the past and will continue to consider.  So, I would not suggest to you that we have decided not to go certain of those directions, it’s just, you know, until we could get ourselves back into a position of compliance, obviously that limited what we could evaluate.

Operator:                                                                                                                                       Thank you.  Our next question comes from the line of Andy Carothers with Bagley Securities.  Please go ahead.

Andy Carothers:                                                                                                  Hi, Boyd.

Boyd Gentry:                                                                                                                   Hey, Andy.

Andy Carothers:                                                                                                  This is the first call we hadn’t heard from Chris.  So my two questions are:  What’s Chris’s involvement in the Company, and will he be as active on either showing you new deals?  And the second question is on financing; after going through a lot of hoops to get a SBA loan, that window closed; and is it still closed, and do you expect it to open next year?  And, what about financing on some of the rural facilities that you’ve been able to get very cheap financing for those?

Boyd Gentry:                                                                                                                   Sure.  Chris, I think, I would suggest to you that Chris is as active as he has ever been, you know, on the traditional front from an acquisition perspective.  We kind of tweaked the form of that involvement at year end, and there been filings out there and the like, but, you know, we formalized a consulting arrangement with him, rather than, you know, his role as Chief Acquisition Officer.  The reality of the situation, though, is identical.  So, we still have a right of first refusal on anything on the skilled nursing side that he tees up, and, you know, we continue to have flow from Chris in that regard and I expect that as we really kind of gear up the program again—not expect, he’s been incredibly involved from that perspective.  So, I would suggest to you no changes with respect to Chris’s involvement.

On the financing front, the SBA market did close for us; the—you know, the kind of rural USDA markets are available to us, so there’s nothing about our status that keeps those unavailable.  The USDA program is a, you know, it’s kind of generated at the State level but administered at the national level, and we’ve seen, in the States that we operate, you know, it’s a little bit of, you know, when are they going to get their allocation, so that USDA take-out financing would frankly, you know, we’re waiting on right now in South Carolina, is subject to some extent the political whims of—really I’m being told right now it’s a U.S.—it’s a national allocation issue.  So, as an example, you know, we’re preparing, that we’ve got to have some backup for that.  But, there’s no reason for us not to continue to be able to do USDA.

For the non-rural facilities, it pretty much puts us in a bank financing mode, you know, bank or finance company financing mode, as a bridge to HUD.  And we’re actually out there right now with a facility that we’re refinancing in that marketplace, and, you know, I think we’ll have that done the next couple of months.

So the—on the financing side, we’ve—you know, I don’t believe that we’re going to see, you know, a kind of a squeeze that will keep us from executing our, you know, our M&A program.  So, right now, I don’t believe that, you know, really the limits of what we’re going to be able to do on the M&A side will be, you know, can we generate good leads and opportunities, not, you know, will we be able to finance them when we do latch on to them.

Andy Carothers:                                                                                                  Have those rates gone up?  And, what are the current rates?

Boyd Gentry:                                                                                                                   What, what—

Andy Carothers:                                                                                                  SBA, the rural area, and the HUD rates.

Boyd Gentry:                                                                                                                   HUD is—HUD’s gone up but it’s still a great rate, right?  So executions are, you know, high threes is where we’re being kind of positioned for, which would be, on the stuff that we’re refinancing, would be over 200 basis points cheaper, you know, two to 250 cheaper than where they’re financed right now, so there’s still solid savings in the, you know, in the HUD marketplace; and while I think generally people think that rates are going up, I don’t think that that disparity will change.

On the bank financing front, obviously there’s increases in, you know, short term rates.  We are subject to floors in most of our bank financing arrangements.  And so, we’ve not seen any rate increases, and frankly short term rates would have to increase pretty significantly before we would see increases on the bank side.  The other thing I’m seeing from some of our lenders is they’re, you know, they’re kind of lowering their floor at the same times that rates are going up, so we’ve actually seen a reduction in a couple of bank deals, I mean it’s not material but it’s a little bit, even though rates are going up.  So, the minimums are going down, rates are going up, and yet we still had a slight decrease in some of the bank arrangements we’ve seen.

But clearly, the objective and the goal is to methodically move, you know, as much of our portfolio as we can to HUD over the next—you know, I think we’ll make significant progress in ‘14, and we’ll probably still have some left to do in ‘15.

Andy Carothers:                                                                                                  Are those 30-year fixed?

Boyd Gentry:                                                                                                                   They are.

Thirty-year fixed, non-recourse to the parent.

Andy Carothers:                                                                                                  And FDA is even longer, huh?

Boyd Gentry:                                                                                                                   No, no, the HUD can be even longer than 30, it really depends on the underlying length of your building, but we’re—the underlying age of your building.  But we’re—in essence, moving to HUD will move to at least 30-year fixed, no parent guarantee, fully assumable, you know, that’s the—but it’s, you know, very complex program that can take, you know, six months to clear the queue once you’re in.  You know, to actually fund, after you get into the approval process.

Andy Carothers:                                                                                                  No, that’s great!  Get more of those!

Boyd Gentry:                                                                                                                   Yes, sir.

Andy Carothers:                                                                                                  All right, thanks.

Boyd Gentry:                                                                                                                   You bet, Andy.

Operator:                                                                                                                                       Thank you.  Our next question comes from the line of Robert Mahoney (ph) with GHM Investments.  Please go ahead.

Robert Mahoney:                                                                                             Yes.  Just a follow-up question on the—it’s sort of a transparency issue from my standpoint, on the Chris Brogdon tender non-tender, the status of that.  This is not a third party, this is an affiliate and a director of the Company.  Made some statements in April, were out there in limbo.  And, I don’t really mean to be a gadfly or to, you know, I’m not a short seller or anything like that, but I did find a little disconcerting about your initial comments, I don’t know if we can draw any inference from your “no comment.”  Is there a tender offer that you intend to pursue?  Or, if not will you make a disclosure?  That’s all I’m asking for is fair transparency.  Maybe you can comment on that please.

I don’t mean to put you on the spot, but I think it, you know, needs to be addressed, on the heels of all the, you know, the problems with the restatements and the ambulance chaser that are out there with the lawsuits.  You want to clean up your image on the Street, you’re at—the stock’s undervalued, maybe you could just be forthright with the shareholders.  They appreciate that.

Boyd Gentry:                                                                                                                   Robert, I absolutely appreciate your question, but in all honesty, we do not know the status of his tender.  I mean I, you know, you could reach out to Mr. Brogdon for a (cross talking)

Robert Mahoney:                                                                                             Right.  I have reached out (cross talking) He’s broken, he cut off communications for some reason, he stopped talking sixty days ago.  I don’t want inside information, I just want fair disclosure.  (Cross talking)  I think we’re entitled to that.  That’s all I have to say.

Boyd Gentry:                                                                                                                   I appreciate the question.  I don’t have, you know, we don’t have information regarding this tender.

Robert Mahoney:                                                                                             Right.  I understand— (audio interference)

Operator:                                                                                                                                       Thank you.  Our next question comes from the line of Bruce Schindler with Stockbridge Associates Inc.  Please go ahead.

Bruce Schindler:                                                                                                 Yes.  I have several questions that I’d like to hear from.  And that is—the first question is, when is the annual meeting this year?

Boyd Gentry:                                                                                                                   Yes.  Bruce, we’re—we are—I believe that the annual meeting will be—we’ve not set the date but we’re looking at dates that are—that would essentially correspond with the release of third quarter.  So, I think those dates are, what, the—probably around the 14th of November.

Bruce Schindler:                                                                                                 Okay, and where is that, and— Where are your corporate offices today?

Boyd Gentry:                                                                                                                   Corporate offices are in Roswell, Georgia.

Bruce Schindler:                                                                                                 And, where is the annual meeting?

Boyd Gentry:                                                                                                                   The final selection has not been made but we’ve, you know, as you know, we’ve done the annual meeting in Ohio in the past; we are considering doing it one last time in Ohio; but, you know, we haven’t, you know, kind of inked it all down yet.

Bruce Schindler:                                                                                                 I can’t imagine why you’d want to have it in Ohio, considering that the corporate offices for the last, I guess, two years have been in Atlanta, and the only reason I can think that it’s back in Ohio is you don’t want certain people to be there.  But, everybody will be going.

Now, the next question I have is: You mentioned before that you’re cutting the overhead about a million dollars.  Is that correct on an annualized basis?

Boyd Gentry:                                                                                                                   I think I said $700,000.

Bruce Schindler:                                                                                                 Right.  Has there—before I—just keep that in mind.  Can you tell us what our liability is, or what our potential loss is in the Tennessee deal that went bad?

Boyd Gentry:                                                                                                                   Pardon me?

Bruce Schindler:                                                                                                 Can you tell us what our potential liability is when the Tennessee deal, I don’t remember the name of it, did not close.  I assume we had up earnest money, and that earnest money was kept by the seller.  So, I’d like to know the status of that, and what our liability potentially is.

Boyd Gentry:                                                                                                                   We don’t have future liability.  The—you’ll see in the Q that the charges associated with not completing that transaction are in the neighborhood of half a million dollars.

Bruce Schindler:                                                                                                 Okay.  So, we have half a million dollars there; and to be quite honest with you, and I understand about the accounting problems and situation, and I doubt that that was discovered on January first of ‘012.  But there aren’t too many people around, to be very honest with you, that don’t—that knows you do not change accounting firms in the middle of a fourth quarter, because the accounting and accountants are going to eat your lunch.  And that cost us a substantial amount of money, whereas I’d like to know who was responsible; was it the Board, if that was a Board decision; was it an individual who decided to make that change so late in the year, when KPMG, or whoever it might have been, probably were licking their chops like a tiger, because they know that they are going to (inaudible) at their job, and that’s what they do.  And, it’s a known fact you don’t do that.  So, we’ve had millions of dollars of lawsuits due to management’s poor decision, and I was wondering if management and Board of Directors, who have taken outstanding fees for managing this Company for several years, wishes to contribute, as the shareholders have never participated, in giving back money or cutting salaries for a period of time while we’re quote-unquote reorganizing, and getting our quote-unquote act together.  And then I had one last question.

Boyd Gentry:                                                                                                                   I’m—I guess I’m not sure exactly of your question.

Bruce Schindler:                                                                                                 The question is, I would like to know if there are any thoughts, on behalf of the Board of Directors, to cut their substantial fees and of certain management fees that are paid, in light of these very obviously management flaws.  Obviously not.  Okay, so I’ll skip to the last question.

There was a gentleman before on the phone, David I think his name is, and I’m sorry sir if I don’t remember your last name, but he’s mentioned a longtime shareholder; well so am I, and a substantial shareholder.  And, you can be going through rough times, and which I’m sure you did, with the accounting situation, and you might not have been prepared for all the problems that existed or when they cleaned this stuff up.  But I’ve been involved with a lot of public companies over the years.  Is this what we have to do to bring shareholder value, is not rocket science.  There’s only two or three choices.  And I—obviously shareholders are getting very discontent with management.  It’s very clear, it’s very obvious, and I won’t be surprised if between now and the annual meeting more people come forward.

And, I think that it would be a good consideration by management to not have excuses about why they can’t figure out what to do to bring the shareholder to value, while management has been skimming off the top, huge salaries, huge options, and management has never bought one share.  Not a share.  In fact, you have a Board of Director member, I believe, who owned 300,000 shares; you were going to then put him on the Board; right before going on the Board, he dumped 200,000 on the market, which I commend him for, okay?  And now, he draws 70,000 a year, it’s my understanding; I’ve been checking into this; he very rarely comes to meetings.  I consider this outrageous, Boyd.  Outrageous.

I don’t have any more things to say, except I hope that the Board of Directors and management understand what their real problem is.  The real problem is shareholders are getting very, very restless.  Thank you.

Operator:                                                                                                                                       Thank you.

Boyd Gentry:                                                                                                                   Operator, are there any further questions?

Operator:                                                                                                                                       There are no further questions in the queue.  I’d like to hand it back over to management for closing remarks.

Boyd Gentry:                                                                                                                   Thank you.

We’re focused on optimizing our facilities, which will accelerate our growth and position us for long term sustainable profitability, and increasing shareholder value.  We could not execute this strategy without the dedication of our 4,500 employees, who are the face and heart of our Company, as we care for the needs of 5,000 patients and residents.  I want to thank them for their ongoing commitment.

And, I also want to thank you listening on the call; we appreciate your interest in AdCare, and I look forward to updating you on our next call.  If you have any further questions, please reach out to Ron or myself.  Thank you and good evening.

Operator:                                                                                                                                       Ladies and gentlemen, this concludes the AdCare Health Systems Inc. Second Quarter 2013 Earnings Conference Call.  If you would like to listen to a replay of today’s conference, you may do so by dialing 1-877-870-5176 with the access code 4635683.  We thank you for your participation, and at this time you may now disconnect.